Exhibit 99.1

PROXY

E-COMPASS ACQUISITION CORP.

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints [Richard Xu] as proxy to represent the undersigned at the extraordinary general meeting of Shareholders to be held on [●], 2016 at [●] [a.m./p.m.] Eastern Time at the Company’s principal executive office, 7 Times Square, 37th Floor, New York, NY 10036, and at any adjournments thereof, and to vote the shares the undersigned would be entitled to vote if personally present, as indicated below.

The Board of Directors recommends that you vote “FOR” each proposal.

Proposal 1 – Redomestication Proposal

To approve the Redomestication Proposal, which consists of the approval of the merger of the Company with and into iFresh Inc., its wholly-owned subsidiary (“iFresh”), which will change the Company’s place of incorporation from the Cayman Islands to Delaware.

FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal 2 – Business Combination Proposal

To approve the Business Combination Proposal, which consists of the authorization for iFresh’s board of directors to complete the merger of iFresh Merger Sub Inc., iFresh’s wholly-owned subsidiary, into NYM Holding, Inc., resulting in NYM Holding, Inc. becoming a wholly-owned subsidiary of iFresh, which will only take place if Proposal 1 is approved.

FOR ☐	AGAINST ☐	ABSTAIN ☐

If you voted either “FOR” or “AGAINST” the Business Combination Proposal and you hold ordinary shares of the Company issued in its initial public offering, you may exercise your redemption rights and demand that the Company redeem your ordinary shares for a pro rata portion of the trust account by marking the “Exercise Redemption Rights” box below. If you exercise your redemption rights, then you will be exchanging your ordinary shares of the Company for cash and will no longer own these shares. You will only be entitled to receive cash for your shares if the Business Combination Proposal is approved, the Business Combination takes place, and you properly tender your share certificate(s) to the Company’s transfer agent prior to the extraordinary general meeting.

EXERCISE REDEMPTION RIGHTS ☐

Proposal 3 – Adjournment To approve the adjournment of the extraordinary general meeting in the event the Company does not receive the requisite shareholder vote to approve Proposal 1 or Proposal 2.

FOR ☐	AGAINST ☐	ABSTAIN ☐

The Company will count a properly executed Proxy marked “ABSTAIN” with respect to a particular proposal as present for the purposes of determining whether a quorum is present at the extraordinary general meeting; however, for purposes of approval, an abstention on Proposal 1 or Proposal 2 will have the same effect as a vote “AGAINST” such proposal.

Signature of Shareholder: ______________________________	Date: _________________________, 2016
Signature of Shareholder: ______________________________	Date: _________________________, 2016

Note: Please sign exactly as your name or names appear on this Proxy. If shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.